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                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.  )

                               ----------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_]CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                   COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-B (E)(2))

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ROBOTIC VISION SYSTEMS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11:

    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------

  (5) Total fee paid:

    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

                       Copies of all communications to:

                               IRA ROXLAND, Esq.
              Cooperman, Levitt, Winikoff, Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York 10022
                                (212) 688-7000

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

LOGO

                         ROBOTIC VISION SYSTEMS, INC.
                                425 RABRO DRIVE
                           HAUPPAUGE, NEW YORK 11788

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 9, 1998

                               ----------------

To the Stockholders of
 ROBOTIC VISION SYSTEMS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation (the "Company"), will be held at The Bank of New York, One Wall Street, New York, New York, on Thursday, April 9, 1998 at the hour of 10:00 a.m., for the following purposes:

    (1) To elect nine directors of the Company for the ensuing year.

    (2) To amend the Company's 1996 Stock Plan to increase the number of shares of Common Stock available thereunder from 1,500,000 to 2,500,000.

    (3) To consider and vote upon a proposal to amend RVSI's Certificate of Incorporation to increase the number of shares of RVSI Common Stock authorized thereunder from 30,000,000 to 50,000,000.

    (4) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1998.

    (5) To transact such other business as may properly come before the Meeting.

  Only stockholders of record at the close of business on February 26, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                          Robert H. Walker,
                                          Secretary

New York, New York
March 5, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                         ROBOTIC VISION SYSTEMS, INC.
                                425 RABRO DRIVE
                           HAUPPAUGE, NEW YORK 11788

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being mailed on or about March 5, 1998 to all stockholders of record at the close of business on February 26, 1998 (the "Record Date") in connection with the solicitation by the Board of Directors (the "RVSI Board") of Robotic Vision Systems, Inc. (the "Company") of Proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on April 9, 1998. Proxies will be solicited by mail, and all expenses of preparing and soliciting such Proxies will be paid by the Company. All Proxies duly executed and received by the persons designated as proxy therein will be voted on all matters presented at the Meeting in accordance with the specifications given therein by the person executing such Proxy or, in the absence of specified instructions, will be voted for the named nominees to the RVSI Board and in favor of the proposals to amend the Company's 1996 Stock Plan, to increase the number of authorized shares and to ratify the selection of Deloitte & Touche LLP. The RVSI Board does not know of any other matter that may be brought before the Meeting but, in the event that any other matter should come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all Proxies not marked to the contrary in their discretion as they deem advisable. Any stockholder may revoke his Proxy at any time before the Meeting by written notice to such effect received by the Company at the address set forth above, Attn: Corporate Secretary, by delivery of a subsequently dated Proxy or by attending the Meeting and voting in person.

  The total number of shares of the Company's Common Stock outstanding as of the Record Date was 24,519,647. The Common Stock is the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the Record Date will be entitled to vote. A majority of the shares of Common Stock outstanding and entitled to vote, or 12,259,824 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Meeting is required to pass upon each of the matters presented except that the proposal to amend RVSI's Certificate of Incorporation requires the affirmative vote of holders of a majority of all outstanding RVSI Common Stock entitled to vote at the Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

  A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 425 Rabro Drive, Hauppauge, New York, for a period of ten days prior to the Meeting and at the Meeting itself for examination by any stockholder.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of the Record Date by (i) each director or director-nominee of the Company, (ii) each person known by the Company to own beneficially 5% or more of the Company's Common Stock, (iii) each officer named in the Summary Compensation Table elsewhere herein and (iv) all directors and executive officers as a group:

                                                NUMBER OF SHARES
  NAME AND ADDRESS                               OF COMMON STOCK      PERCENT
 OF BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)   OF CLASS
 -------------------                          ---------------------   --------
Pat V. Costa.................................         238,933(2)        (14)
Frank A. DiPietro............................          44,000(3)        (14)
Jay M. Haft..................................         487,546(4)        2.0%
Tomas Kohn...................................          38,155(5)        (14)
Donald J. Kramer.............................          12,654(6)        (14)
Mark J. Lerner...............................          90,911(7)        (14)
Howard Stern.................................          68,009(8)        (14)
Robert H. Walker.............................          65,826(9)        (14)
Steven J. Bilodeau...........................          18,250(10)       (14)
Earl H. Rideout..............................          33,309(11)       (14)
General Motors Corporation...................       1,225,775           5.0%
 767 Fifth Avenue
 New York, New York 10153
All current executive officers and directors
 as a group (12 persons).....................       1,101,593(12)(13)   4.4%

--------
 (1) Includes shares issuable pursuant to currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the Record Date. Except as otherwise indicated, the persons named herein have sole voting and dispositive power with respect to the shares beneficially owned.
 (2) Includes (i) 207,326 shares issuable to Mr. Costa upon exercise of outstanding options and (ii) 1,607 vested shares held under the Company's Retirement Investment Plan ("Retirement Plan").
 (3) Includes (i) 1,000 shares issuable to Mr. DiPietro upon exercise of outstanding options and (ii) 28,000 shares owned of record by his spouse.
 (4) Includes (i) 23,000 shares issuable to Mr. Haft upon exercise of outstanding options, (ii) 398,100 shares owned of record by his spouse and
   (iii) 7,666 shares held indirectly in a retirement trust.
 (5) Includes (i) 1,000 shares issuable to Mr. Kohn upon exercise of outstanding options and (ii) 684 shares owned of record by his spouse.
 (6) Includes 9,802 shares issuable to Mr. Kramer upon exercise of outstanding options.
 (7) Includes (i) 84,911 shares issuable to Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner, upon exercise of outstanding warrants and (ii) 6,000 shares issuable to Mr. Lerner upon exercise of outstanding options.
 (8) Includes (i) 35,830 shares issuable to Mr. Stern upon exercise of outstanding options and (ii) 6,179 vested shares held under the Retirement Plan.
 (9) Includes (i) 26,113 shares issuable to Mr. Walker upon exercise of outstanding options and (ii) 5,633 vested shares held under the Retirement Plan.
(10) Mr. Bilodeau is a director-nominee, having been appointed as a director by the RVSI Board in 1997. His beneficial ownership includes 5,750 vested shares held under the Retirement Plan.
(11) Includes (i) 32,994 shares issuable to Mr. Rideout upon exercise of outstanding options and (ii) 315 vested shares held under the Retirement Plan.
(12) Includes (i) 650,133 shares owned of record and beneficially and (ii) 431,976 shares issuable upon exercise of certain outstanding stock options and warrants.
(13) Includes 19,484 vested shares held in the Retirement Plan for certain officers of the Company.
(14) Less than one percent.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC rule to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during the fiscal year ended September 30, 1997, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Mr. O'Brien was not timely in his filing of his Initial Statement of Beneficial Ownership of Securities and Messers. DiPietro and Walker were each not timely in the filing of one monthly report of one transaction.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the Meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

  The following table sets forth the positions and offices presently held with the Company by each nominee, his age and his tenure as a director.

                                                   POSITIONS AND OFFICES                    DIRECTOR
             NAME           AGE               PRESENTLY HELD WITH THE COMPANY                SINCE
             ----           ---               -------------------------------               --------
   Pat V. Costa............  54 Chairman of the Board, President, Chief                       1984
                                Executive Officer
   Frank A. DiPietro.......  71 Director                                                      1992
   Jay M. Haft.............  62 Director                                                      1977
   Tomas Kohn..............  57 Director                                                      1997
   Donald J. Kramer........  65 Director                                                      1995
   Mark J. Lerner..........  45 Director                                                      1994
   Howard Stern............  60 Senior Vice President and Director                            1981
   Robert H. Walker........  62 Executive Vice President, Secretary, Treasurer and Director   1990
   Steven J. Bilodeau......  39 President, RVSI Semiconductor Equipment Group                 1997
                                and Director

  PAT V. COSTA has served as President, Chief Executive Officer and Chairman of the RVSI Board since July 1984. Prior thereto and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of Executive Vice President. GCA was engaged in the manufacturing of various electronic instrumentation equipment and systems.

  FRANK A. DIPIETRO began his career with General Motors Corporation ("GM") in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries. At the time of his retirement, Mr. DiPietro held the position of Director of Manufacturing Engineering, Chevrolet-Pontiac-Canada Car Group, for GM. In 1996, he was elected to the position of Director-at-Large for the Society of Manufacturing Engineers.

  JAY M. HAFT has been a practicing attorney for over 30 years and a strategic and financial consultant for growth stage companies. Mr. Haft also serves as Chairman of the Board of Noise Cancellation Technologies, Inc. and Extech, Inc. both public companies whose respective securities are traded on the Nasdaq Small Cap Market. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a director of numerous other public and private corporations. From 1989 until 1994, he was a partner of Parker Duryee Rosoff & Haft, counsel to the Company, in New York, New York. He is currently of counsel to such firm.

  TOMAS KOHN has been a Professor of Management at Boston University's School of Management in the undergraduate, MBA, and Executive MBA programs since 1988. Dr. Kohn is the Chairman of the Board of Conduit del Ecuador, a steel tubing manufacturer, and a member of the Board of Directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until the Company's acquisition by merger of Computer Identics Corp. ("Computer Identics") in August 1996, Dr. Kohn was a member of Computer Identics' Board of Directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the Board of Directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

  DONALD J. KRAMER was Chairman of the Board of Directors of Acuity Imaging, Inc. ("Acuity") from January 1994 until the Company's acquisition of Acuity by merger in September 1995. Mr. Kramer served as a director of Itran Corp. from 1982 until its merger with Automatix, Inc. in January 1994, at which time the merger survivor assumed the Acuity name. Mr. Kramer is a private investor and was a special limited partner of TA Associates, a private equity capital firm located in Boston, Massachusetts, from January 1990 to March 1996. For the previous five years, Mr. Kramer was a general partner of TA Associates. In January 1997 and March 1997, Mr. Kramer was elected to the Boards of publicly-owned Micro Component Technology, Inc. and Total Control Products, Inc., respectively. Mr. Kramer is also a director of several privately held companies.

  MARK J. LERNER has been President of Morgen, Evan & Company, Inc., an investment banking firm which focuses on Japanese-U.S. transactions, since 1992. Prior thereto and from 1990, he was a Managing Director at Chase Manhattan Bank where he headed the Japan Corporate Finance Group. From 1982 to 1990 Mr. Lerner worked in the Investment Banking Division of Merrill Lynch as head of its Japan Group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

  HOWARD STERN has been Senior Vice President and Technical Director of the Company since December 1984. Prior thereto and from 1981, he was Vice President of the Company.

  ROBERT H. WALKER is and has been Executive Vice President and Secretary-Treasurer of the Company since December 1986. Prior thereto and from December 1984 he was Senior Vice President of the Company. From 1983 to 1985 he also served as Treasurer. Mr. Walker is also a director of Tel Instrument Electronics Corporation, a publicly-owned company.

  STEVEN J. BILODEAU is and since December 1997 has been President, RVSI Semiconductor Equipment Group. Prior thereto and from October 1995, he was President, RVSI Electronics Division. Prior thereto and from December 1986, he was Executive Vice President of the Company. Between April 1985 and December 1986, he served the Company in various capacities, most recently as Vice President of Operations.

  As long as it is the beneficial owner of at least 5% of the Company's issued and outstanding Common Stock, GM has the right to designate a representative for nomination to serve on the RVSI Board. GM has not designated such a representative for the current year.

IDENTIFICATION OF EXECUTIVE OFFICERS

  (Excludes executive officers who are also directors)

           NAME              AGE           POSITION                 PRINCIPAL OCCUPATION
           ----              ---           --------                 --------------------
 Curtis W. Howes.........     47     Vice President        Joined RVSI in May 1997 as Corporate
                                                           Vice President of Automatic
                                                           Identification. Before joining RVSI
                                                           and since November 1991, he was
                                                           employed by Intermec Corporation, most
                                                           recently as General Manager of
                                                           Intermec's Imaging Systems Division,
                                                           which designed, manufactured and sold
                                                           vision-based products for symbology
                                                           reading.
 John S. O'Brien.........     44     Vice President        Joined RVSI in February 1997 as
                                                           Corporate Vice President of Human
                                                           Resources. Prior thereto and from
                                                           1990, he was Vice President, Human
                                                           Resources and CFO of Charles River
                                                           Data Systems, an imbedded systems
                                                           developer and manufacturer in
                                                           Framingham, MA.
 Earl H. Rideout.........     51     Senior Vice President Is and since January 1997 has been
                                                           Corporate Senior Vice President of
                                                           RVSI's Semi-Conductor and Electronics
                                                           Business Sector. Prior thereto and
                                                           from February 1989 he was Vice
                                                           President of RVSI's Electronics Group.
                                                           Prior to February 1989 and from 1986
                                                           he was Executive Vice President of
                                                           Vitronics Corporation, a firm engaged
                                                           in the manufacture and distribution of
                                                           solder reflow ovens for the
                                                           electronics industry.

  Executive officers are elected annually by the RVSI Board to hold office until the first meeting of the RVSI Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

INFORMATION CONCERNING THE RVSI BOARD

  The RVSI Board held five meetings during the year ended September 30, 1997. All then incumbent directors attended 100% of such meetings, except for Mr. Kohn who missed one day of a two-day meeting and Mr. Haft who missed one meeting.

  The Stock Option Committee of the RVSI Board reviews and implements appropriate action with respect to all matters pertaining to stock options granted under the Company's 1996 Non-Executive Employee Stock Option Plan, 1996 Stock Plan, 1991 Stock Option Plan and 1987 Incentive Stock Option Plan. The Stock Option Committee is currently composed of Messrs. DiPietro and Haft. The Stock Option Committee held thirty-four meetings, including actions taken by unanimous written consent in lieu of meetings, during fiscal 1997. All then incumbent members of the Stock Option Committee participated in 100% of such meetings.

  The Audit Committee of the RVSI Board is charged with the review of the activities of the Company's independent auditors (including, but not limited to, fees, services and scope of audit). The Audit Committee is presently composed of Messrs. Costa, Haft and DiPietro, of which Mr. Costa is an ex officio, non-voting member thereof. The Audit Committee met twice during the period of performance of the 1997 fiscal year end audit. All then incumbent members of the Audit Committee attended both meetings, except for Mr. Haft who was not present at one meeting.

  The Company does not have a nominating committee, charged with the search for and recommendation to the RVSI Board of potential nominees for RVSI Board positions nor does the Company have a compensation committee charged with reviewing and recommending to the RVSI Board compensation programs for the Company's officers. These functions are performed by the RVSI Board as a whole.

                   PROPOSED AMENDMENT TO THE 1996 STOCK PLAN

  The 1996 Stock Plan (the "1996 Plan") was amended by the Board of Directors on January 7, 1998 to increase the number of shares of Common Stock available thereunder from 1,500,000 to 2,500,000, subject to the approval of the Company's stockholders. The Company believes that it has been successful in the past in attracting and retaining qualified employees, officers and directors in part because of its ability to offer such persons options to purchase Common Stock. The Company believes that the increase in the number of shares reserved for issuance pursuant to the 1996 Plan is necessary for the Company to continue to attract and retain qualified employees, officers and directors.

  The 1996 Plan provides for its administration by the RVSI Board or by a stock option committee (the "Committee") appointed by the RVSI Board. The RVSI Board or the Committee, as appropriate, has discretionary authority (subject to certain restrictions) to determine the individuals to whom and the times at which options will be granted and the number of shares subject to such options. The RVSI Board or the Committee may interpret the provisions of the 1996 Plan and may prescribe, amend and rescind rules and regulations relating thereto.

  The purchase price of shares of Common Stock subject to an Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), under the 1996 Plan may not be less than the fair market value of the shares on the date upon which such option is granted. In addition, in the case of an optionee who is also more than a 10% stockholder of the Company, the purchase price of the shares may not be less than 110% of the fair market value of the shares on the date upon which such option is granted. Further, the aggregate fair market value (determined as of the date of the option grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. The option price of non-qualified options granted under the 1996 Plan ("Non-Qualified Options") is determined by the RVSI Board or the Committee, as appropriate, in its absolute discretion at the time of grant, but shall in no event be less than the minimum legal consideration required. In addition, option grants at less than fair market value are intended to qualify as performance-based compensation under Section 162(m) of the Code, and shall be exercisable only upon the attainment of pre-established, objective performance goals.

  The 1996 Plan is open to participation by employees, including officers of the Company or of any subsidiary of the Company, as well as by non-employee directors of, or consultants to the Company or any subsidiary of the Company. At the Record Date, there were approximately 1,064 Company employees (including 7 officers) as well as 10 non-employee Company directors and consultants eligible to participate in the 1996 Plan.

  Assuming approval of the proposed amendment to the 1996 Plan and after giving effect thereto, there would be 2,500,000 shares of Common Stock available for issuance under the 1996 Plan, of which, as of the Record Date, 1,486,079 shares would be reserved for then issued and outstanding options.

BOARD RECOMMENDATION

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present and voting in person or by proxy at the Meeting is required for approval of this proposal. The RVSI Board recommends a vote FOR such proposal.

             PROPOSAL TO AMEND RVSI'S CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED CAPITALIZATION

  The RVSI Board has approved an amendment to the RVSI Certificate of Incorporation to increase the number of shares of RVSI Common Stock which RVSI shall be authorized to issue from 30,000,000 to 50,000,000. The RVSI Board believes such action to be in the best interest of RVSI so as to make additional shares available for future employee benefit programs, possible acquisitions and financings and other corporate purposes. The additional shares of RVSI Common Stock may be issued from time to time as the RVSI Board may determine without futher action by the RVSI Stockholders. With the exception of issuances of RVSI Common Stock upon future exercises of options granted pursuant to RVSI's several employee benefit plans (collectively, the "Stock Plans"), as well as upon future exercises of certain outstanding common stock purchase warrants, no issuances of any additional shares of RVSI Common Stock authorized by the proposed amendment is presently contemplated. RVSI does not currently have any agreements, arrangements or understandings with respect to any acquisition, financing, stock split or dividend.

  RVSI Stockholders do not currently possess, nor upon the adoption of the proposed amendment will acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of RVSI.

  A broker who holds shares in street name will not be entitled to vote on the amendment to the RVSI Certificate of Incorporation without instructions from the beneficial owner. This inability to vote is referred to as a broker nonvote. Abstentions and broker nonvotes will be counted for purposes of determining the existence of a quorum at the Meeting. However, since this proposal requires the affirmative vote of at least a majority of the shares of RVSI Common Stock outstanding as of the Record Date, abstentions and broker nonvotes will have the effect of a negative vote with respect to such proposal, but not as to the other proposals to be considered at the Meeting. RVSI Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted.

BOARD RECOMMENDATION

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company is required for approval of this proposal. The RVSI Board unanimously recommends a vote FOR this proposal.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended September 30, 1997, 1996 and 1995 by its Chief Executive Officer and each of its four other most highly compensated executive officers whose compensation exceeded $100,000 during its fiscal year ended September 30, 1997.

                                                    SUMMARY COMPENSATION TABLE
                                     ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                ----------------------------- -----------------------------------------
                                                                    AWARD               PAYOUTS
                                                              ------------------ ----------------------
                                                    OTHER     RESTRICTED NUMBER  LONG TERM     ALL
        NAME AND         FISCAL                     ANNUAL      STOCK      OF    INCENTIVE    OTHER
   PRINCIPAL POSITION     YEAR   SALARY   BONUS  COMPENSATION   AWARDS   OPTIONS  PAYOUTS  COMPENSATION
   ------------------    ------  ------   -----  ------------ ---------- ------- --------- ------------
Pat V. Costa............  1997  $293,478 $50,000     --          --        --       --       $  2,375(2)
 Chief Executive Officer  1996  $252,801 $85,000     --          --        --       --       $  2,250(2)
                          1995  $180,494 $55,300     --          --        --       --       $177,250(1)(2)
Steven J. Bilodeau......  1997  $206,545 $45,000     --          --        --       --       $  2,375(2)
 Executive Vice
  President               1996  $167,280 $75,000     --          --        --       --       $  2,250(2)
                          1995  $142,312 $45,000     --          --        --       --       $  2,250(2)
Earl H. Rideout.........  1997  $143,318 $25,000     --          --        --       --       $  2,400(2)
 Senior Vice President    1996  $122,747 $40,000     --          --        --       --       $  2,250(2)
                          1995  $124,080 $19,000     --          --        --       --       $    751(2)
Howard Stern............  1997  $159,625 $30,000     --          --        --       --       $  2,375(2)
 Senior Vice President    1996  $144,544 $60,000     --          --        --       --       $  2,250(2)
                          1995  $120,322 $33,500     --          --        --       --       $  2,250(2)
Robert H. Walker........  1997  $159,625 $35,000     --          --        --       --       $  2,375(2)
 Executive Vice
  President               1996  $142,229 $60,000     --          --        --       --       $  2,250(2)
                          1995  $116,165 $36,000     --          --        --       --       $  2,250(2)

--------
(1) During fiscal 1992, the Company entered into a Stock Appreciation Rights Agreement with Mr. Costa. Under the terms of this agreement, Mr. Costa would receive a cash payment based on the appreciation in the market value of the Company's Common Stock. The maximum cash payments which could be made under this agreement were $50,000 for each of the fiscal years ended September 30, 1993 and 1994, $75,000 for fiscal year ended September 30, 1995 and $100,000 for fiscal year ended September 30, 1996, provided however, that the timing of these payments could have been accelerated by the RVSI Board. Payments of $50,000 were made to Mr. Costa for each of the years ended September 30, 1993 and 1994, and payments for the years ended September 30, 1995 and September 30, 1996, which aggregated $175,000, were made during fiscal 1995. No further payments will be made under this agreement.

(2) Represents accrued and vested payments under the Retirement Plan. For Mr. Costa, this amount equaled $2,250 for the fiscal year ended September 30, 1995.

  Set forth below is information with respect to grants of stock options during the fiscal year ended September 30, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    NUMBER OF       PERCENT OF TOTAL OPTIONS EXERCISE OR
                              SECURITIES UNDERLYING GRANTED TO EMPLOYEES IN  BASE PRICE  EXPIRATION
               NAME              OPTIONS GRANTED          FISCAL YEAR          ($/SH)       DATE
               ----           --------------------- ------------------------ ----------- ----------
     Steven J. Bilodeau......         75,000                                   $15.75    2/28/2003
                                      55,289                                   $15.03    9/11/2003
                                     -------                --------
                                     130,289                  9.0%

  The 75,000 share grant was repriced on July 22, 1997 and is reported in the Ten-Year Option Repricing table elsewhere herein.

  Set forth below is further information with respect to the unexercised options to purchase the Company's Common Stock under the Company's 1987, 1991, 1996 and 1996 Non-Executive stock option plans:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF                  OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                SEPTEMBER 30, 1997        SEPTEMBER 30, 1997
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Pat V. Costa............      --          --    207,326      309,699    $3,092,843    $830,768
Steven J. Bilodeau......   12,500    $122,542       --       200,000           --     $486,741
Earl H. Rideout.........      --          --     32,994       11,614    $  500,489    $ 31,155
Howard Stern............   38,000    $423,890    35,830       30,970    $  532,453    $ 83,077
Robert H. Walker........   27,080    $275,969    26,113       23,228    $  356,508    $ 62,309

                               PENSION BENEFITS

  The following table sets forth the estimated annual plan benefits payable upon retirement in 1998 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service to the Company.

                                                    YEARS OF SERVICE
                                         ---------------------------------------
                REMUNERATION               15      20      25      30      35
                ------------             ------- ------- ------- ------- -------
     $100,000........................... $20,163 $26,883 $33,604 $33,604 $33,604
     $125,000........................... $25,863 $34,484 $43,104 $43,104 $43,104
     $150,000........................... $31,563 $42,084 $52,604 $52,604 $52,604
     $175,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $200,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $225,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $250,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $300,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $400,000........................... $33,843 $45,124 $56,404 $56,404 $56,404
     $500,000........................... $33,843 $45,124 $56,404 $56,404 $56,404

  The amount of compensation covered by the Company's Pension Plan (the "Pension Plan") is determined in accordance with rules established by the Internal Revenue Service and includes all dollar items shown on the Summary Compensation Table with the exception of 401(k) contributions. Effective with the fiscal year beginning October 1, 1997, for purposes of calculating the pension benefit, earnings are limited to $160,000, as adjusted for any cost of living increases authorized by the Code. This earnings limit will continue to be $160,000 for calendar year 1998.

  At September 30, 1997, Messrs. Costa, Bilodeau, Rideout, Stern and Walker had, respectively, 13, 13, 9, 26 and 14 years of credited service with the Company.

  A participant in the Pension Plan will receive retirement income based on 23% of his final average salary up to his applicable Social Security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $160,000 limit described above. Final average salary is defined in the Pension Plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the Pension Plan.

REPORT ON OPTION REPRICING

  The Company's Option Plans were established as an employment incentive to retain persons necessary for the development and financial success of the Company. In July 1997, as a result of the decrease in the market price of the Company's Common Stock during the preceding months and recognizing that previously granted stock options had lost much of their value in motivating employees (including the named executive officers) to remain with the Company and share in its overall financial goals, the RVSI Board, pursuant to authority granted under the Stock Plans, approved the repricing of 1,196,106 options, including 660,000 options granted to the named executive officers ("Old Options"). Such repricing was effected by offering to grant a reduced number of new options ("New Options") at an exercise price of $14.13 per share, which was the fair market value of the Company's Common Stock on July 22, 1997, in exchange for the Old Options, based on a replacement ratio of $14.13 divided by the original price of the replaced option. New Options covering 930,344 shares were issued in replacement of Old Options, representing approximately 78% of the aggregate number of shares issuable under the Old Options. New Options vested to the extent of 20% on January 22, 1998 and will vest to the extent of an additional 20% on July 22, 1998 and, thereafter, to the extent of an additional 20% per annum until fully vested. All of the New Options will expire on July 22, 2002. However, New Options for the named executive officers, directors and certain other senior employees will not become exercisable until the earlier of (i) 7 years from the replacement date of the Old Options or (ii) until the market price of the Company's Common Stock first equals or exceeds the exercise prices of their respective Old Options. By repricing the Old Options, the Company intends to reward key employees who held Old Options, including the named executive officers, for their contributions to the Company. In addition, the repricing of the Old Options reduced the total number of shares of the Company's Common Stock underlying all outstanding options immediately prior to such repricing by 265,762.

  The following table summarizes all repricings of options held by any executive officer of the Company during the Company's last ten fiscal years:

                           TEN-YEAR OPTION REPRICING

                                                                                                LENGTH OF
                                                                                                 ORIGINAL
                                      NUMBER OF                                                OPTION TERM
                                     SECURITIES                            EXERCISE            REMAINING AT
                                     UNDERLYING          MARKET PRICE OF   PRICE AT              DATE OF
                                       OPTIONS     NEW    STOCK AT TIME    TIME OF      NEW    REPRICING OR
                           DATE OF   REPRICED OR  # OF   OF REPRICING OR REPRICING OR EXERCISE  AMENDMENT
  NUMBER AND POSITION     REPRICING  AMENDED (#) OPTIONS  AMENDMENT($)   AMENDMENT($) PRICE($)   (YEARS)
  -------------------     ---------  ----------- ------- --------------- ------------ -------- ------------
Pat V. Costa............   7/22/97     400,000   309,699     $14.13         $18.25     $14.13      4.5
 Chief Executive Officer   3/26/92      56,668    56,668     $ 1.22         $ 4.06     $ 1.22      0.1
                          12/12/91     113,332   113,332     $ 1.00         $ 4.06     $ 1.00      0.4
Steven J. Bilodeau......   7/22/97     100,000    77,425     $14.13         $18.25     $14.13      4.5
 Executive Vice Presi-
 dent                      7/22/97      75,000    67,286     $14.13         $15.75     $14.13      5.6
                           3/26/92      13,900    13,900     $ 1.22         $ 4.06     $ 1.22      0.3
                           3/26/92      11,000    11,000     $ 1.22         $ 4.06     $ 1.22      0.8
                           3/26/92          42        42     $ 1.22         $ 4.19     $ 1.22      1.8
                          12/12/91      19,958    19,958     $ 1.00         $ 4.19     $ 1.00      2.1
                          12/12/91      10,000    10,000     $ 1.00         $ 4.25     $ 1.00      3.5
                          12/12/91      20,000    20,000     $ 1.00         $ 6.44     $ 1.00      1.8
Earl H. Rideout.........   7/22/97      15,000    11,614     $14.13         $18.25     $14.13      4.5
 Senior Vice President     3/26/92       9,990     9,990     $ 1.22         $ 5.50     $ 1.22      1.9
                          12/12/91      20,010    20,010     $ 1.00         $ 5.50     $ 1.00      2.2
Howard Stern............   7/22/97      40,000    30,970     $14.13         $18.25     $14.13      4.5
 Senior Vice President     3/26/92      22,754    22,754     $ 1.22         $ 4.06     $ 1.22      0.1
                          12/12/91      45,576    45,576     $ 1.00         $ 4.06     $ 1.00      0.4
Robert H. Walker........   7/22/97      30,000    23,228     $14.13         $18.25     $14.13      4.5
 Executive Vice Presi-
 dent                      3/26/92       2,511     2,511     $ 1.22         $ 4.06     $ 1.22      0.8
                           3/26/92      14,000    14,000     $ 1.22         $ 6.44     $ 1.22      1.5
                          12/12/91       4,489     4,489     $ 1.00         $ 4.06     $ 1.00      1.1
                          12/12/91      28,580    28,580     $ 1.00         $ 4.06     $ 1.00      0.4

EMPLOYEE AGREEMENTS

  Mr. Pat Costa is employed as Chief Executive Officer and President of the Company under an indefinite term agreement which currently provides for an annual base salary of $315,000. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or a change in control of the Company. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in control of the Company (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of Chief Executive Officer, President and Chairman of the Company (other than for cause) within one year thereafter, Mr. Costa will be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six-month period following the termination date of his employment.

  The Company has also granted certain rights in the event of termination of employment to Messrs. Bilodeau, Howes, Rideout, Stern and Walker. Specifically, in the event of involuntary termination other than for cause, each officer will be given a termination package which provides for three months severance pay and continued benefits, with the exception of Mr. Rideout whose employment agreement allows for six months severance pay and Mr. Howes whose agreement provides for six months of severance pay should his termination occur within three years from his date of hire. In addition, the Company has agreed to provide a maximum of one hundred days' advance written notice to Messrs. Bilodeau, Stern and Walker in the event the Company should desire to terminate their employment other than for cause. In such event, each such person shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

DIRECTORS' COMPENSATION

  During the fiscal year ended September 30, 1997, directors who were not otherwise employees of the Company were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of the RVSI Board or any committee thereof; $750 for attendance at any second meeting held during the same day and $200 for participation at a telephonic meeting or execution of a consent in lieu of a meeting. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT ON EXECUTIVE COMPENSATION

  RVSI does not have a compensation committee charged with reviewing and recommending to the RVSI Board compensation programs for the Company's executive officers. These functions are performed by the RVSI Board as a whole.

 Compensation Philosophy

  RVSI believes that executive compensation should:

  . provide motivation to achieve strategic goals by tying executive compensation to Company performance, as well as affording recognition of individual performance,

  . provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

  . align the interests of executive officers with the long-term interests of the Company's stockholders through the award of equity purchase opportunities.

  RVSI's compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk".

  This philosophy is intended to apply to all management, including RVSI's Chief Executive Officer, Pat V. Costa.

 Compensation Program

  RVSI's executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

  Compensation packages offered to executive officers are based primarily on the recommendations of nationally recognized compensation and benefits consulting firms hired by the Company. The Company seeks to position total compensation at or near the median levels of other high-tech companies in a similar industry.

  Individual performance reviews are generally conducted annually. Increases in fiscal year 1997 were based on an individual's sustained performance, compensation study recommendations and the achievement of the Company's revenue, profit and earnings per share goals. RVSI does not assign specific weighting factors when measuring performance; rather, subjective judgment and discretion is exercised in light of RVSI's overall compensation philosophy.

  Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

  Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and Company profitability.

  The RVSI Board believes that executive officers who are in a position to make a substantial contribution to the long term success of the Company and to build stockholder value should have a significant equity stake in the Company's on-going success. Accordingly, one of the Company's principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of RVSI's Common Stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with the Company since options generally vest and become exercisable over a five-year period and the first increment is not exercisable until one year after the date of grant.

 Chief Executive Officer Compensation

  Pat V. Costa's compensation is determined substantially in conformity with the compensation philosophy, discussed above, that is applicable to all of RVSI's executive officers. Performance is measured against predefined financial, operational and strategic objectives.

  In establishing Mr. Costa's base salary and bonus the RVSI Board took into account both corporate and individual achievements. Based upon an executive compensation study performed for the Company in January 1997 by William M. Mercer, Inc., an independent compensation consultant, Mr. Costa's 1996 cash compensation was approximately 35% below the median compensation of chief executive officers of other high-technology companies in a similar industry. The Company has continued to review its executive compensation with compensation and benefits consultants on a regular basis. Results of the analysis of 1997 compensation are pending.

  Mr. Costa's performance objectives included quantitative goals related to increasing revenues, earnings per share and gross profit margin. His goals also included significant qualitative objectives such as evaluating merger and acquisition opportunities, increasing global market penetration and diversifying the Company's products.

  In measuring Mr. Costa's performance against these goals, the RVSI Board took note of the fact that RVSI's fiscal 1997 revenues increased by 6% on a pro forma basis and its gross margin increased from 48% to 50%. International sales increased by 12% in the past fiscal year and backlog doubled to $30 million. In addition, under Mr. Costa's leadership, RVSI acquired Acuity Imaging, Inc. ("Acuity") in September 1995, followed by acquisitions of International Data Matrix, Inc. ("I.D. Matrix") in October 1995, Northeast Robotics, Inc. ("NER") in May 1996, Computer Identics Corporation ("CI") in August 1996 and Systemation Engineered Products, Inc. ("Systemation") in October 1996, respectively. In December 1997, RVSI acquired Vanguard Automation, Inc. ("Vanguard"). These six acquisitions, strategically combining Acuity's, I.D. Matrix' and CI's 2-D vision and bar code technologies, NER's imaging solutions for difficult lighting situations, Systemation's component processing systems and Vanguard's ball grid array and chip scale packaging equipment with RVSI's own 3-D vision technology, have positioned RVSI as the largest company supplying a broad line of 1-D, 2-D and 3-D vision-based systems and as a leader in electro-optical sensor technology.

 Tax Considerations

  Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million cap applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to RVSI, the RVSI Board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

 Summary

  The RVSI Board will continue to review the Company's compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                            THE BOARD OF DIRECTORS

                            Pat V. Costa, Chairman

            Frank A. DiPietro  Mark J. Lerner
            Jay M. Haft        Howard Stern
            Tomas Kohn         Robert H. Walker
            Donald J. Kramer   Steven J. Bilodeau

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended September 30, 1997, the following officers participated in discussions concerning executive officer compensation: Pat V. Costa, Howard Stern and Robert H. Walker. Each of the named participants did not participate in discussions concerning his own compensation.

PERFORMANCE GRAPH


                       FIVE YEAR CUMULATIVE PERFORMANCE


TOTAL RETURN FOR:      9/30/92  9/30/93   9/30/94   9/29/95   9/30/96   9/30/97
             RVSI       100.00   260.9     426.1     1617.4    921.7     1173.9
          S&P 500       100.00   112.9     117.1      152.2    183.3      257.9
   NASDAQ NON-FINANCIAL 100.00   130.2     129.5      180.5    210.7      283.0


NOTES:

A.STOCKHOLDER RETURNS ASSUME $100 WAS INVESTED ON SEPTEMBER 30, 1992, WITH ANY
   DIVIDENDS REINVESTED.

B. TRADING ACTIVITY FOR RVSI FROM 11/21/91 THROUGH 1/4/94 WAS ON THE OTC BULLETIN BOARD; THE BALANCE OF TRADING DATA WAS AS REPORTED BY THE NASDAQ NATIONAL MARKET.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As of January 9, 1998, GM owned approximately 5.0% of the Company's outstanding Common Stock. Sales to GM accounted for less than 1% of the Company's total sales for the Company's fiscal year ended September 30, 1997.

  Mr. Jay M. Haft, a director of the Company, is of counsel of Parker Duryee Rosoff & Haft, the Company's general counsel prior to March 1, 1997.

  Mr. Mark J. Lerner, a director of the Company, is President of Morgen, Evan & Company, Inc. ("MECO"). Mr. Lerner, through MECO, provided consultation services relative to the Company's international marketing and sales efforts. In accordance with an agreement dated December 1993 (which was prior to his becoming a Director of RVSI), during the fiscal years ended September 30, 1996 and September 30, 1997, the Company compensated Mr. Lerner, through MECO, in cash in the amounts of $87,369 and $62,390, respectively, as well as with four-year warrants, at exercise prices of $12.88 and $13.13, respectively, to acquire an aggregate of 42,434 and 2,565 shares of RVSI Common Stock, respectively. All warrants were issued at the fair market value of RVSI's Common Stock on the date of grant. The Company believes that the compensation paid by it to MECO was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The RVSI Board has selected Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending September 30, 1998. Such firm, which has served as the Company's independent auditor since 1986, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company.

  Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as the Company's independent auditors.

  A representative of Deloitte & Touche LLP is expected to attend the Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by the Company's offices in Hauppauge, New York by December 9, 1998 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                          ROBOTIC VISION SYSTEMS, INC.
                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK 11788

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Pat V. Costa and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Shares of Robotic Vision Systems, Inc. ("the Company") held of record by the undersigned on February 26, 1998, at the Annual Meeting of Stockholders to be held on Thursday, April 9, 1998 or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                         (To Be Signed on Reverse Side)

--------------------------------------------------------------------------------------------------------------------------

                        FOR all nominees                  WITHHOLD
                        listed at right (except           AUTHORITY
                        as marked to the                  to vote for all nominees
                        contrary at right)                listed at right               Nominees:  Pat V. Costa
1.   Election of                                                                                   Frank A. DiPietro
     Directors:              [ ]                                 [  ]                              Jay M. Haft
                                                                                                   Tomas Kohn
(INSTRUCTION: To withhold authority to vote for any individual                                     Donald J. Kramer
nominee, strike such nominee's name from the list at right)                                        Mark J. Lerner
                                                                                                   Howard Stern
                                                                                                   Robert H. Walker
                                                                                                   Steven J. Bilodeau

                                                                FOR               AGAINST           ABSTAIN

2.        To consider and vote upon a proposal to
          increase the number of shares in the 1996            [  ]                [  ]              [  ]
          Stock Plan from 1,500,000 to 2,500,000

3.        To consider and vote upon a proposal to
          award the Company's Certificate of
          Incorporation to increase the number of              [  ]                [  ]              [  ]
          shares of Common Stock authorized
          thereunder from 30,000,000 to
          50,000,000.

4.        To ratify the selection of Deloitte & Touche
          LLP as the Company's independent auditors            [  ]                [  ]              [  ]
          for the fiscal year ending September 30, 1998.

5.        To transact such other business as may
          properly come before the Meeting.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



SIGNATURE                     DATE                                DATE
         ---------------------    ---------------- ---------------    ---------
                                                     Signature If
                                                     Held Jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.